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                CORIXA CORPORATION OBTAINS $50 MILLION FINANCING
           FUNDS INTENDED TO STRENGTHEN CONSOLIDATION GROWTH STRATEGY

SEATTLE, WASH. -- APRIL 9, 1999 -- Corixa Corporation (Nasdaq: CRXA), a research-based biotechnology company, today announced that it has entered into an agreement with Castle Gate, L.L.C., a Northwest investment partnership focusing primarily on health care and biomedical companies, to provide the company with up to $50 million of equity capital under a credit line. The equity line of credit may be drawn upon over a two-year period with an initial draw of $12.5 million completed upon execution of the agreement. The structure of the financing allows Corixa to draw funds at its option for the purpose of adding to its technology and product portfolio, while managing the impact to existing shareholders. The combination of total funds from this financing and existing cash balances provides Corixa with close to $100 million to support its ongoing operations as well as its continued pursuit of complementary technologies and products.

"An unprecedented opportunity for product acquisition and consolidation now exists due to a lack of institutional investor support of small cap biotechnology companies. This financing enables Corixa to continue to pursue multiple technology or company acquisitions that further drive the expansion of our technology base and product pipeline in the fields of cancer, and infectious and autoimmune diseases," stated Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. "Funds provided from this line of credit are likely to be used to help underwrite incremental expenses that the company might face as a result of consolidation of other companies or future immunotherapeutic product lines. The funding provides us with the means to both acquire new products and fund their ongoing operations, while maintaining a considerable cash reserve to support our existing business."

At closing, Corixa issued 12,500 shares of Series A Preferred Stock priced at $1,000 per share. Each share is convertible into Corixa Common Stock at a fixed exchange rate of $8.50 per share. Any shares of Series A Preferred Stock that may be purchased by Castle Gate L.L.C. in the future will be convertible into Corixa Common Stock at a fixed price equal to the average closing price of Corixa common stock for a period before and after the date Corixa draws upon the equity line. Prior to the draw of additional funds, shareholder approval will be required. Dividends on the Series A Preferred Stock will accrue at a rate of 5% per year and may be paid in Corixa Common Stock or cash at the Company's option. As part of the private placement, the purchaser will be issued Warrants for the purchase of Corixa Common Stock at a purchase price determined using an averaging mechanism similar to that used in the conversion of the Series A Preferred Stock.

ABOUT CORIXA

Corixa Corporation (Nasdaq: CRXA) is a research-based biotechnology company committed to saving lives and preventing diseases by understanding and directing the immune system. Corixa applies its advanced immunological expertise and proprietary technology platforms to rapidly discover and optimize vaccines and other antigen-based products. The company partners with innovative developers and marketers of pharmaceuticals and diagnostic products to make its solutions available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Washington. For more information about the company, please visit its Website at www.corixa.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information presented, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include the dilutive effect of equity purchases by Castle Gate L.L.C. to other Corixa shareholders, the need to obtain the approval of Corixa shareholders in the future in order to obtain additional funding under the terms of the equity line of credit, the failure by Corixa to expand its technology base or product pipeline through focused acquisitions, possible delays or failure by Corixa to develop and/or commercialize any technology that may be acquired as a result of this financing, possible risks related to adverse clinical results as potential products incorporating such technology move into clinical trials, impact of alternative technological advances and competition, inherent risks in early stage development of the company's technology and potential products, and other risks detailed from time to time in Corixa's public disclosure filing with the U.S. Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and

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in the Company's Registration Statement on Form S-4, as amended and filed on
January 12, 1999. Copies of Corixa's public disclosure filings with the SEC are available from its investor relations department.